EXHIBIT 12.1

                        RECKSON ASSOCIATES REALTY CORP.
                       RATIOS OF EARNINGS TO FIXED CHARGES

                                       AND

            RATIOS OF EARNINGS TO FIXED CHARGES, PREFERRED DIVIDENDS
                          AND PREFERRED DISTRIBUTIONS

      The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the years ended December 31:


        2003                    2002                  2001                   2000                   1999
---------------------     -----------------    ------------------    ------------------     ------------------
       1.48x                   1.75x                 2.21x                  2.21x                   2.17x




         The following table sets forth the Company's consolidated ratios of earnings to fixed charges, preferred dividends and preferred distributions for the years ended December 31:


       2003                     2002                  2001                   2000                   1999
-------------------       -----------------    -------------------     -----------------      -----------------
      1.20x                    1.41x                 1.74x                  1.64x                   1.54x



The above ratios were calculated in accordance with Item 503 of Regulation S-K. As a result, all years prior to 2002 have been restated to exclude income from discontinued operations and include certain costs associated with losses from extinguishment of debt in accordance with FASB Statement No. 145 which was adopted by the Company on January 1, 2003. These costs were previously reported as extraordinary losses and excluded from prior reported ratios.